CLIENT FIRST. INTEGRITY. INDEPENDENCE. CONSERVATISM. 2018 SECOND QUARTER

Dear Fellow Shareholders,

Despite improving economic conditions and enthusiasm over corporate tax reform, the S&P 500 index posted its first quarterly decline in over two years, as equity market volatility spiked during the quarter largely due to concerns over inflation and trade relations with China. Even with this challenging market environment, Raymond James generated record quarterly net revenues of $1.81 billion and record net income of $242.8 million, or $1.63 per diluted share, for the fiscal second quarter ended March 31, 2018. These record results were largely driven by strong financial advisor recruiting and retention results, continued growth of client assets in the Private Client Group (PCG) and Asset Management segments, higher net loans at Raymond James Bank, solid M&A results, the favorable effects of higher short-term interest rates, and a lower corporate tax rate. For the quarter, we generated an excellent annualized return on equity (ROE) of 16.7% and, unlike many other firms in our industry, we do not inflate ROE by making adjustments, such as excluding intangible equity. For the first half of fiscal 2018, record net revenues of $3.54 billion increased 16%. Record net income of $361.7 million, which was negatively affected by a $117 million discrete tax charge in the first quarter, increased 39% over the first half of fiscal 2017, which had been negatively affected by a large legal settlement.

Other than the Capital Markets segment, which experienced a challenging market environment, our other core segments produced strong quarterly results. The PCG, Asset Management and Raymond James Bank segments generated record quarterly net revenues, and PCG and Raymond James Bank also generated record quarterly net income during the fiscal second quarter.

PCG's record quarterly net revenues of $1.27 billion improved 17% over the prior year's fiscal second quarter and 3% over the preceding quarter. Quarterly pre-tax income of $157.6 million increased substantially over the prior year's fiscal second quarter, which included a large legal charge, and 2% over the preceding quarter. PCG's record results were largely attributable to growth of assets in fee-based accounts and the benefit derived from higher short-term interest rates. Financial advisor retention and recruiting results also continue to be strong across all of our affiliation options, including in the traditional employee, independent contractor, independent RIA and financial institutions divisions. Additionally, after successfully completing the integration and retaining more than 92% of the acquired annual production, recruiting activity in the Alex. Brown division has started to accelerate, particularly in target markets in the Northeast.

The Asset Management segment produced record quarterly net revenues of $163.2 million, up 40% over the prior year's fiscal second quarter and 8% over the preceding quarter. Quarterly pre-tax income of $55.9 million improved 48% compared to the prior year's fiscal second quarter but declined 3% from the record achieved in the preceding quarter. On a sequential basis, pre-tax income in the segment was negatively impacted by the effect of fewer billable days and a reset in FICA payroll taxes during the quarter. Financial assets under management ended March at a quarter-end record of $132.3 billion, which was up 55% over last year's March and 2% over the preceding quarter. This result was despite the sequential decline in the S&P 500 index, and aided by the increased utilization of managed accounts in PCG as well as by the acquisition of Scout Investments and Reams Asset Management in November 2017, which added $27 billion in assets.

Raymond James Bank generated record quarterly net revenues of $178.7 million and record pre-tax income of $118.1 million. The bank's record results were driven by loan growth and expansion of its net interest margin (NIM) resulting from increases in short-term interest rates. The bank's NIM increased 13 basis points to 3.21% for the quarter. Net loans at Raymond James Bank ended the quarter at a record $18.2 billion, which was up 13% over last year's March and 3% over the preceding quarter, reflecting broad-based growth across all of the major loan categories. The bank's credit metrics continue to improve with nonperforming assets as a percent of total assets declining to 0.17%, down from 0.27% in the prior year's fiscal second quarter and 0.19% in the preceding quarter.

The Capital Markets segment generated quarterly net revenues of $230.6 million, which declined 10% compared to the prior year's fiscal second quarter but increased 6% compared to the preceding quarter, helped by a strong March for the M&A business. The segment's pre-tax income of $16.2 million declined 61% compared to the prior year's fiscal second quarter but increased 237% over the weak results in the preceding quarter. The year-over-year declines in the segment's revenues and pre-tax income were primarily a result of lower institutional equity and fixed income commissions, which continue to experience an extremely challenging market environment. Looking forward, we expect institutional commissions to remain subdued over the near term, but are optimistic about our activity levels for the M&A business, and the pipelines for the public finance and tax credit funds businesses have started to recover following the passage of tax reform in December.

The firm made an important announcement in March as we welcomed retail and consumer products veteran Anne Gates to the Board of Directors and named her to the Audit and Risk Committee. I am confident that Anne shares our firm's client-focused values and will serve as a valuable member of our board given her extensive leadership experience in consumer-facing industries with reputable organizations, including The Walt Disney Company as CFO of Disney Consumer Products.

We also earned several notable awards, recognitions and accolades during the fiscal second quarter. In January, the firm was named to Fortune's list of the World's Most Admired Companies. We also received the 2019 Bank Insurance & Securities Association (BISA) Diversity Award, which annually recognizes successful diversity efforts of organizations from the financial services industry.

In PCG, six Raymond James advisors were named to On Wall Street's list of Top Regional Advisors under 40. In February, 124 Raymond James-affiliated advisors were named to the Forbes inaugural list of Best-in-State Wealth Advisors, and in March, 55 Raymond James-affiliated advisors were named to the Barron's list of 2018 Top Advisors and 30 Raymond James-affiliated advisors were named to the Financial Times "FT 400," a list of the top 400 financial advisors. For the sixth consecutive year, Raymond James received the BISA Technology Award, earning recognition for our Product Catalog.

Raymond James Investment Banking received top honors at the 12th annual M&A Advisor Turnaround Awards. The Recapitalization & Restructuring team was recognized with Professional Services (B2B) Deal of the Year and Restructuring Community Impact Deal of the Year.

In summary, we are extremely pleased with our record results during the first half of the fiscal year, and are entering the second half of the fiscal year with several tailwinds, including quarter-end records for the number of PCG financial advisors of 7,604, client assets under management of $729.5 billion, financial assets under management of $132.3 billion and net loans at Raymond James Bank of $18.2 billion. The increase in short-term interest rates in March is also expected to provide an incremental benefit to our results, and the lower corporate tax rate should help our comparative results over fiscal 2017. As we mentioned last quarter, given the timing of our fiscal year ending in September, our effective tax rate is expected to decline by another three to four percentage points starting in fiscal 2019.

Notwithstanding these positive factors, the higher equity market volatility since February reminds us that we will inevitably encounter a market correction. Fortunately, we always strive to be prepared for both bull and bear market environments, as evidenced by our strong capital ratios and liquidity position. We are confident that our focus on making the best long-term decisions – instead of focusing on maximizing short-term results – will produce superior returns for our clients, advisors, associates and shareholders. Thank you for your continued confidence in Raymond James Financial.

Sincerely,

Paul C. Reilly
Chairman, CEO
May 4, 2018

Certain statements made in this letter may constitute "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information concerning future strategic objectives, business prospects, anticipated savings, financial results (including expenses, earnings, liquidity, cash flow and capital expenditures), industry or market conditions, demand for and pricing of our products, acquisitions and divestitures, anticipated results of litigation and regulatory developments or general economic conditions. In addition, words such as "expects," and future or conditional verbs such as "will" and "should," as well as any other statement that necessarily depends on future events, are intended to identify forward-looking statements. Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions. Although we make such statements based on assumptions that we believe to be reasonable, there can be no assurance that actual results will not differ materially from those expressed in the forward-looking statements. We caution investors not to rely unduly on any forward-looking statements and urge you to carefully consider the risks described in our filings with the Securities and Exchange Commission (the "SEC") from time to time, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, which are available at www.raymondjames.com and the SEC's website at www.sec.gov. We expressly disclaim any obligation to update any forward-looking statement in the event it later turns out to be inaccurate, whether as a result of new information, future events, or otherwise.

RAYMOND JAMES FINANCIAL SECOND QUARTER REPORT 2018 CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Unaudited – in 000s) March 30, September 30, 2018 2017 Assets: Cash and cash equivalents $3,139,938 $3,669,672 Assets segregated pursuant to regulations and other 3,079,483 3,476,085 segregated assets Securities purchased under 448,474 404,462 agreements to resell Financial Instruments owned, 4,086,250 3,491,079 at fair value Receivables 4,835,839 4,699,152 Bank loans, net 18,150,913 17,006,795 Property & equipment, net 468,347 437,374 Other assets 1,821,627 1,698,837 Total assets $36,030,871 $34,883,456 Liabilities and equity: Bank deposits 18,711,903 17,732,362 Securities sold under 142,791 220,942 agreements to repurchase Financial instruments sold but 627,170 578,413 not yet purchased, at fair value Other payables 8,056,069 7,595,537 Other borrowings 901,588 1,514,012 Senior notes payable 1,549,128 1,548,839 Total liabilities $29,988,649 $29,190,105 Total equity attributable to 5,940,987 5,581,713 Raymond James Financial, Inc. Noncontrolling interests 101,235 111,638 Total equity $6,042,222 $5,693,351 Total liabilities and equity $36,030,871 $34,883,456

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited – in 000s, except per share amounts)

	Three Months Ended		Six Months Ended	
	March 31, 2018	March 31, 2017	March 31, 2018	March 31, 2017
Revenues:				
Securities commissions and fees	$ 1,117,280	$ 992,112	$ 2,220,846	$ 1,976,497
Investment banking	105,815	102,377	170,717	163,802
Investment advisory and related administrative fees	151,433	110,280	293,456	218,523
Interest income	248,846	192,544	480,575	375,326
Account and service fees	191,491	162,981	375,792	311,772
Net trading profit	14,037	15,811	33,907	36,366
Other	28,332	24,209	47,533	46,796
Total revenues	**1,857,234**	**1,600,314**	**3,622,826**	**3,129,082**
Interest expense	(44,602)	(36,677)	(84,033)	(72,643)
Net revenues	**1,812,632**	**1,563,637**	**3,538,793**	**3,056,439**
Non-interest expenses:				
Compensation, commissions and benefits	1,196,648	1,035,714	2,349,415	2,042,181
Communications and information processing	96,685	76,067	180,416	148,228
Occupancy and equipment costs	49,701	47,498	99,515	93,550
Business development	42,806	41,519	76,599	76,881
Investment sub-advisory fees	23,121	17,778	45,442	37,073
Bank loan loss provision	7,549	7,928	8,565	6,888
Acquisition-related expenses	–	1,086	3,927	13,752
Losses on extinguishment of debt	–	8,282	–	8,282
Other	65,033	166,462	132,141	260,786
Total non-interest expenses	**1,481,543**	**1,402,334**	**2,896,020**	**2,687,621**
Income including noncontrolling interests and before provision for income taxes	331,089	161,303	642,773	368,818
Provision for income taxes	88,524	52,758	280,925	112,570
Net income including noncontrolling interests	242,565	108,545	361,848	256,248
Net income/(loss) attributable to noncontrolling interests	(282)	(4,210)	159	(3,074)
Net income attributable to Raymond James Financial, Inc.	**$ 242,847**	**$ 112,755**	**$ 361,689**	**$ 259,322**
Earnings per common share – diluted	**$ 1.63**	**$ 0.77**	**$ $2.43**	**$ 1.77**
Weighted-average common and common equivalent shares outstanding – diluted	**149,037**	**146,779**	**148,530**	**146,119**

CONSOLIDATED RESULTS BY SEGMENT (unaudited – in 000s)

	Three Months Ended		Six Months Ended	
	March 31, 2018	March 31, 2017	March 31, 2018	March 31, 2017
Net revenues:				
Private Client Group	$ 1,271,815	$ 1,085,177	$ 2,504,866	$ 2,125,266
Capital Markets	230,616	256,171	447,281	489,187
Asset Management	163,185	116,480	313,785	230,562
RJ Bank	178,738	141,371	343,923	279,386
Other [1]	1,832	(8,018)	(1,088)	(17,661)
Intersegment eliminations	(33,554)	(27,544)	(69,974)	(50,301)
Total net revenues	**$ 1,812,632**	**$ 1,563,637**	**$ 3,538,793**	**$ 3,056,439**
Pre-tax income/(loss) (excluding noncontrolling interests):				
Private Client Group	$ 157,586	$ 29,372	$ 312,649	$ 102,730
Capital Markets	16,203	41,251	21,010	62,695
Asset Management	55,866	37,797	113,265	79,706
RJ Bank	118,086	91,911	232,241	196,032
Other [1]	(16,370)	(34,818)	(36,551)	(69,271)
Pre-tax income (excluding noncontrolling interests)	**$ 331,371**	**$ 165,513**	**$ 642,614**	**$ 371,892**

(1) The Other segment includes the results of our private equity activities, as well as certain corporate overhead costs of Raymond James Financial, Inc., including the interest costs on our public debt, losses on extinguishment of debt and the acquisition and integration costs associated with certain acquisitions.

corporate profile Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 7,600 financial advisors in 3,000 locations throughout the United States, Canada and overseas. Total client assets are $730 billion. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at www.raymondjames.com. Stock Traded: NEW YORK STOCK EXCHANGE Stock Symbol: RJF International Headquarters: The Raymond James Financial Center 880 Carillon Parkway // St. Petersburg, FL 33716 800.248.8863 // raymondjames.com © 2018 Raymond James Financial Raymond James® is a registered trademark of Raymond James Financial, Inc. 18-Fin-Rep-0074 KM 6/18